UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2019

RTW RETAILWINDS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-32315	33-1031445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 West 34th Street
9th Floor
New York, New York 10001
(Address of principal executive offices, including  Zip Code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RTW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           RTW Retailwinds, Inc. (the “Company”) announced the appointment of Traci Inglis, 41, to the role of President, Chief Marketing and Customer Officer, effective June 10, 2019. Ms. Inglis joins the Company from TechStyle Fashion Group, where she most recently served as President of Global Fashion Brands since March 2017. She joined TechStyle Fashion Group in 2013, where she held various marketing positions prior to her appointment as President of JustFab, Fabkids, and Shoedazzle. Prior to joining TechStyle Fashion Group, she spent nearly two years as the Director of Digital Marketing and CRM at Hot Topic Inc. From 2007 to 2010, Ms. Inglis was a Director and Senior Director of Strategy and Market Research at Westfield. Prior to joining Westfield, she served as a Manager of Customer Insight, CRM, Brand Development at Express. From 2001 to 2003, she served as a Database Marketing Analyst and Program Manager at Alliance Data Systems. Ms. Inglis holds a BSBA from Ohio State University — The Max M. Fisher College of Business.

Ms. Inglis and the Company entered into a letter agreement of employment (“employment agreement”) which sets forth the terms and conditions of her employment. Under the terms of the employment agreement, Ms. Inglis is entitled to: (i) an annual base salary of $635,000, (ii) participation in the Company’s cash incentive compensation plan with a target bonus of 60% of her base salary, and (iii) participation in the Company’s equity incentive plans and other employee benefit plans. In addition, Ms. Inglis will receive the following: (i) an award of 150,000 stock appreciation rights that vest in four equal annual installments, (ii) an award of 100,000 shares of restricted stock that vest on the third anniversary of the grant date, and (iii) reimbursement of certain relocation expenses. If Ms. Inglis voluntarily resigns within 24 months of her start date, she will be required to repay the Company up to 100% of such expenses, depending on the number of months she was employed by the Company.

Upon a termination of employment by the Company without cause, and subject to all post-employment obligations as set forth in the employment agreement, Ms. Inglis would be entitled to be paid her base salary for a six month period following her separation date if it is within two years of her start date, and if it is after two years from her start date, she would be entitled to be paid her base salary for a twelve month period. Severance paid to Ms. Inglis under the terms of her employment agreement, would be offset by any salary earned at Ms. Inglis’ new employer.  Ms. Inglis has agreed to be bound by a six month non-compete provision upon voluntary resignation or termination for cause within two years of her start date with the Company, and a 12 month non-compete provision thereafter. Ms. Inglis has agreed to be bound by a 12 month non-solicitation provision.

A copy of the press release announcing Ms. Inglis’ appointment is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibit

Exhibit No.	Description
99.1	Press release issued on May 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTW RETAILWINDS, INC.

/s/ Sheamus Toal
Date: May 29, 2019	Name:	Sheamus Toal
	Title:	Executive Vice President, Chief Operating Officer and
Chief Financial Officer